Exhibit 99.1

Contact:

Media:  Margaret Kirch Cohen 312-696-6383  margaret.cohen@morningstar.com

Investors may submit questions to investors@morningstar.com or by fax to 312-696-6009.

FOR IMMEDIATE RELEASE

Morningstar, Inc. Reports Third-Quarter 2006 Financial Results

CHICAGO, Nov. 2, 2006 — Morningstar, Inc. (NASDAQ: MORN), a leading provider of independent investment research, today announced its third-quarter 2006 financial results. The company reported consolidated revenue of $81.8 million in the third quarter of 2006, a 44% increase from revenue of $56.9 million in the third quarter of 2005. Morningstar’s third-quarter results included $11.6 million in revenue from acquisitions completed in 2006. Consolidated operating income was $20.5 million in the third quarter of 2006, an increase of $8.2 million, or 66%, compared with $12.3 million in the same period a year ago. Morningstar’s net income was $13.5 million in the third quarter of 2006, or 29 cents per diluted share, compared with $7.5 million, or 17 cents per diluted share, in the third quarter of 2005.

Morningstar has completed three acquisitions in 2006—Ibbotson Associates, Inc. on March 1; Aspect Huntley Pty Limited on July 25; and the database division of InvestorForce, Inc. on Aug. 1. Excluding these acquisitions and the impact of foreign currency translations, the company’s third-quarter revenue increased approximately 23%. Foreign currency translations had a negligible impact in this quarter. Revenue excluding acquisitions and foreign currency translations is a non-GAAP measure; the accompanying financial tables contain a reconciliation to consolidated revenue.

In the first nine months of 2006, revenue increased $61.7 million, or 37%, to $228.1 million, compared with $166.4 million in the same period a year ago. Revenue for the first nine months of the year included $22.8 million from 2006 acquisitions. Consolidated operating income increased 77% to $57.2 million in the first nine months of 2006, compared with $32.4 million in the first nine months of 2005. Net income was $38.2 million, or 82 cents per diluted share, in the first nine months of 2006, compared with $21.0 million, or 48 cents per diluted share, in the same period in 2005.

Joe Mansueto, chairman and chief executive officer of Morningstar, said, “We had a solid third quarter and continued to generate strong organic revenue growth. Acquisitions also made a significant contribution to our revenue base, primarily from Ibbotson products. We’ve fully integrated Ibbotson into our operations, and we’re making great progress with the Aspect Huntley integration in Australia. And, following our recent acquisition of the database division of InvestorForce, we expect to deliver our enhanced hedge fund and separate account data to clients by December.”

He added, “On a product level, Investment Consulting was the largest contributor to consolidated revenue growth in the quarter, driven both by Morningstar’s growing consulting business and new revenue from Ibbotson. Morningstar Advisor Workstation was the second largest contributor, although a portion of the revenue came from a one-time payment we received because two clients merged and eliminated a redundant license. Other major drivers of organic revenue growth were Morningstar.com, including both Premium Membership service and online ad sales; Licensed Data; and Morningstar Equity Research. New revenue from EnCorr and the Advice by Ibbotson service were also significant contributors to the revenue increase.”

Key Business Drivers

Revenue:  During the third quarter of 2006, revenue in the Individual segment increased 32% compared with the third quarter of 2005; 11 percentage points of this increase came from acquisitions. Revenue in the Advisor segment increased 31%, with 10 percentage points of the increase coming from acquisitions. Revenue in the Institutional segment increased 60%, of which 34 percentage points came from acquisitions.

Revenue from international operations was $12.3 million in the third quarter of 2006, a 63% increase from the same period a year ago. International revenue included $3.2 million from acquisitions. Foreign currency translations had a positive impact of $0.3 million on international revenue. Excluding the impact of acquisitions and foreign currency translations, international revenue increased approximately 16% compared with the prior-year period. International revenue excluding acquisitions and foreign currency translations is a non-GAAP measure; the accompanying financial tables contain a reconciliation to international revenue.

Revenue Composition:  Morningstar defines “walk-in” revenue as revenue it expects to recognize during the year from subscriptions and license agreements in place as of Jan. 1 of each year, adjusted for cancellations, currency translations, and other routine adjustments during the year. During the first nine months of 2006, the company closed renewals and brought in new business that will contribute an estimated $127.8 million to 2006 revenue, absent cancellations.

Morningstar estimates that 2006 walk-in revenue plus the full-year impact of new and renewal business closed during the first nine months of 2006, absent additional cancellations, will total $260.6 million.  Revenue from acquisitions has not been incorporated into new, renewal, or walk-in revenue. In addition, the 2006 total does not include variable revenue from asset-based services such as Morningstar Managed Portfolios, managed retirement accounts, and Investment Consulting.

After announcing full-year financial results for 2006 and walk-in revenue for 2007, Morningstar will no longer report quarterly information on new, renewal, and walk-in revenue. The company is evaluating potential new metrics that it believes may be more useful to investors.

Operating Income:  Consolidated operating income was $20.5 million in the third quarter of 2006, a 66% increase from the same period in 2005. Operating expense rose $16.7 million, or 38%, in the third quarter of 2006, primarily because of an increase in compensation costs and amortization expense. Compensation-related expense, excluding bonuses, increased $5.7 million, mainly because of an increase in staffing. Worldwide headcount increased to approximately 1,400 employees as of Sept. 30, 2006, compared with 1,120 as of Sept. 30, 2005. This increase includes additional employees from recent acquisitions and continued hiring in the company’s development center in China. Bonus expense increased $5.0 million in the quarter, primarily reflecting the third-quarter impact of updated internal estimates for full-year performance versus 2005 and incremental expense from acquisitions. Amortization of intangible assets related to 2006 acquisitions contributed $2.0 million to operating expense in the quarter.

The company’s operating margin was 25.1% in the third quarter of 2006, compared with 21.7% in the same period in 2005. In the first nine months of 2006, operating margin was 25.1%, compared with 19.5% in the first nine months of 2005. A $2.6 million decrease in stock-based compensation expense had a positive impact on margins for the year-to-date period.

Income in Unconsolidated Entities:  Morningstar owns approximately 35% of Morningstar Japan K.K. (MJKK), a public company that trades on the Osaka Stock Exchange. In the third quarter of 2006, MJKK recorded a gain related to the sale of shares in a subsidiary’s initial public offering. Morningstar’s share of the pre-tax gain was approximately $1.0 million. This gain added approximately 2 cents to Morningstar’s net income per diluted share in the quarter.

Free Cash Flow:  Morningstar generated free cash flow of $28.7 million in the third quarter of 2006, reflecting cash provided by operating activities of $29.6 million and capital expenditures of $0.9 million. Free cash flow increased by $11.8 million in the quarter, partly because of increases in net income, income taxes payable, and accrued compensation. The increase in income taxes payable reflects expected fourth- quarter payments because the company has fully utilized the cash tax benefit from the Ibbotson acquisition.

In the first nine months of 2006, Morningstar generated free cash flow of $66.2 million, reflecting cash provided by operating activities of $69.0 million and capital expenditures of $2.8 million. Free cash flow in the first nine months of 2006 increased $39.9 million compared with the prior-year period, reflecting a $39.1 million increase in cash provided by operating activities and a $0.8 million decrease in capital expenditures. Free cash flow is a non-GAAP measure; the accompanying financial tables include a reconciliation to cash provided by operating activities. Morningstar defines free cash flow as cash provided by or used for operating activities less capital expenditures.

As of Sept. 30, 2006, Morningstar had cash, cash equivalents, and investments of $124.3 million, compared with $153.2 million as of Dec. 31, 2005. The decrease primarily reflects cash used for acquisitions, partially offset by cash from operations and proceeds from stock option exercises.

Business Segment Performance

Individual Segment:  The largest product in this segment based on revenue is the company’s U.S.-based Web site for individual investors, Morningstar.com®. The Individual segment also includes Morningstar® Equity Research, print and online publications, and several newly acquired newsletters from Aspect Huntley.

•                  Revenue was $20.4 million in the third quarter of 2006, a 32% increase from $15.5 million in the third quarter of 2005.

•                  Acquisitions contributed revenue of $1.7 million to the Individual segment in the third quarter, the majority of which reflects new revenue from Aspect Huntley.

•                  Morningstar.com was the major contributor to segment revenue growth as the number of Premium Memberships continued to expand steadily and ad sales growth remained strong. Premium subscriptions grew to 161,001 as of Sept. 30, 2006, a 13% increase over the prior-year period. Morningstar Equity Research, which includes research related to the Global Analyst Research Settlement as well as company reports and other services sold to additional customers, was another important driver behind growth in this segment for the quarter.

•                  Operating income was $5.5 million in the third quarter of 2006, a 55% increase from $3.5 million in the prior-year period.

•                  Operating margin was 27.0% in the third quarter of 2006, compared with 22.9% in the third quarter of 2005.

Advisor Segment: The largest products in this segment based on revenue are Morningstar® Advisor WorkstationSM, Morningstar® Principia®, and Morningstar® Managed PortfoliosSM.  This segment now includes software and investment conferences from the acquisition of Aspect Huntley.

•                  Revenue was $24.4 million in the third quarter of 2006, a 31% increase from $18.6 million in the same period in 2005.

•                  Acquisitions contributed revenue of $1.7 million to the Advisor segment in the third quarter, the majority of which reflects revenue from Ibbotson.

•                  Licenses for Morningstar Advisor Workstation grew to 121,179 as of Sept. 30, 2006, an 18% increase compared with the prior-year period. Quarterly revenue for this product included $1.3 million in revenue related to eliminating a redundant license following the merger of two clients. The number of Principia subscriptions declined slightly to 48,944 as of Sept. 30, 2006; however, revenue was essentially unchanged.

•                  Operating income was $7.7 million in the third quarter of 2006, an increase of 88% compared with $4.1 million in the third quarter of 2005.

•                  Operating margin was 31.6% in the third quarter of 2006, compared with 22.1% in the prior-year period.

Institutional Segment: The largest products and services in this segment based on revenue are Investment Consulting, Licensed DataSM, Retirement Advice (including Advice by Ibbotson® and Morningstar® Retirement ManagerSM ), Morningstar DirectSM, Licensed Tools and Content,  Investment Profiles™ & Guides, and EnCorr®. This segment now includes the hedge fund and separate account database division acquired from InvestorForce and financial information and other data on Australian stocks from the acquisition of Aspect Huntley.

•                  Revenue was $38.6 million in the third quarter of 2006, a 60% increase from $24.1 million in the third quarter of 2005.

•                  Acquisitions contributed revenue of $8.2 million to the Institutional segment in the third quarter, the majority of which was from Ibbotson.

•                  Revenue growth in this segment was primarily driven by Investment Consulting services, which focus on asset allocation and investment selection for funds of funds. The company provided advisory services on approximately $47.6 billion in assets, including $35.0 billion from Morningstar Associates and $12.6 billion from Ibbotson Associates, as of Sept. 30, 2006, compared with approximately $19.4 billion as of Sept. 30, 2005. Assets under advisement for Morningstar Associates grew significantly, primarily because of asset growth among existing clients. Licensed Data and Morningstar Direct were also significant contributors to segment revenue growth in the quarter. Both products benefited from expanded sales efforts in Europe and other international markets, as well as continued strength in the United States. Morningstar Direct licenses grew to 1,212 as of Sept. 30, 2006, a 30% increase over the prior-year period.

•                  Operating income was $9.7 million in the third quarter of 2006, an increase of 72% from $5.6 million in the same period in 2005.

•                  Operating margin was 25.0% in the third quarter of 2006, compared with 23.4% in the prior-year period.

About Morningstar, Inc.
Morningstar, Inc. is a leading provider of independent investment research in the United States and in major international markets. The company offers an extensive line of Internet, software, and print-based products and services for individuals, financial advisors, and institutions. Morningstar provides data on more than 145,000 investment offerings, including stocks, mutual funds, and similar vehicles. The company has operations in 14 countries and minority ownership positions in companies based in three other countries.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements. These statements relate to future events or to future financial performance and involve known and unknown risks, uncertainties, and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements.  In some cases, you can identify forward-looking statements by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue” or the negative of these terms or other comparable terminology. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties, and other factors that are, in some cases, beyond our control and that could materially affect actual results, levels of activity, performance, or achievements.

Other factors that could materially affect actual results, levels of activity, performance, or achievements can be found in Morningstar’s filings with the Securities and Exchange Commission, including Morningstar’s Annual Report on Form 10-K for the year ended Dec. 31, 2005. If any of these risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary significantly from what we projected. Any forward-looking statement you read in this press release reflects our current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to our operations, results of operations, growth strategy, and liquidity. We assume no obligation to publicly update or revise these forward-looking statements for any reason, whether as a result of new information, future events, or otherwise.

Non-GAAP Financial Measures

To supplement Morningstar’s consolidated financial statements presented in accordance with GAAP, Morningstar uses the following measures considered as non-GAAP by the Securities and Exchange Commission:  free cash flow, revenue excluding acquisitions and foreign currency translations (organic revenue), and international revenue excluding acquisitions and foreign currency translations.

Morningstar presents free cash flow solely as supplemental disclosure to help investors better understand how much cash is available after Morningstar spends money to operate its business. Morningstar uses free cash flow to evaluate the performance of its business. Free cash flow should not be considered an alternative to any measure of performance as promulgated under GAAP (such as cash provided by (used for) operating, investing, and financing activities), nor should this data be considered an indicator of Morningstar’s overall financial performance or liquidity. Also, the free cash flow definition used by Morningstar may not be comparable to similarly titled measures reported by other companies. For more information on free cash flow, please see the reconciliation from cash provided by operating activities to free cash flow included in the accompanying financial tables.  Morningstar presents revenue excluding acquisitions and foreign currency translations (organic revenue) and international revenue excluding acquisitions and foreign currency translations because the company believes these non-GAAP measures help investors better compare period-to-period results. For more information, please see the reconciliation provided in the accompanying financial tables.

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© 2006 Morningstar, Inc. All rights reserved.

Morningstar, Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Operations

	Three months ended September 30				Nine months ended September 30
(in thousands, except per share amounts)	2006	2005	change		2006	2005	change

Revenue	$81,821	$56,927	43.7%		$228,138	$166,374	37.1%
Operating expense(1):
Cost of goods sold	22,389	16,261	37.7%		63,114	47,847	31.9%
Development	7,876	4,749	65.8%		21,273	14,491	46.8%
Sales and marketing	12,971	9,499	36.6%		36,511	29,129	25.3%
General and administrative	13,781	11,849	16.3%		39,606	36,068	9.8%
Depreciation and amortization	4,267	2,222	92.0%		10,440	6,470	61.4%
Total operating expense	61,284	44,580	37.5%		170,944	134,005	27.6%
Operating income	20,537	12,347	66.3%		57,194	32,369	76.7%
Operating margin	25.1%	21.7%	3.4pp		25.1%	19.5%	5.6pp

Non-operating income (expense):
Interest income, net	1,169	892	31.1%		3,086	1,946	58.6%
Other income (expense), net	(31)	(46)	(32.6%	)	(343)	14	NMF
Non-operating income, net	1,138	846	34.5%		2,743	1,960	39.9%

Income before income taxes, equity in net income of unconsolidated entities, and cumulative effect of accounting change	21,675	13,193	64.3%		59,937	34,329	74.6%
Income tax expense	9,228	5,857	57.6%		24,450	14,517	68.4%
Equity in net income of unconsolidated entities	1,100	183	NMF		2,405	1,212	98.4%
Income before cumulative effect of accounting change	13,547	7,519	80.2%		37,892	21,024	80.2%
Cumulative effect of accounting change, net of income tax expense of $171(2)	—	—	—		259	—	NMF
Net income	$13,547	$7,519	80.2%		$38,151	$21,024	81.5%
Basic income per share:
Income before cumulative effect of accounting change	$0.33	$0.19			$0.93	$0.54
Cumulative effect of accounting change	—	—			—	—
Net income	$0.33	$0.19			$0.93	$0.54
Diluted income per share:
Income before cumulative effect of accounting change	$0.29	$0.17			$0.81	$0.48
Cumulative effect of accounting change	—	—			0.01	—
Net income	$0.29	$0.17			$0.82	$0.48
Weighted average common shares outstanding:
Basic	41,448	39,922			40,913	39,151
Diluted	46,578	45,354			46,598	43,939

	Three months ended September 30		Nine months ended September 30
	2006	2005	2006	2005
(1) Includes stock-based compensation expense of:
Cost of goods sold	$302	$274	$859	$1,202
Development	141	112	386	492
Sales and marketing	152	129	415	582
General and administrative	1,663	1,515	4,611	6,579
Total stock-based compensation expense	$2,258	$2,030	$6,271	$8,855

(2) Relates to adoption of Statement of Financial Accounting Standards No. 123(R).

NMF — Not meaningful, pp — percentage points

Morningstar, Inc. and Subsidiaries

Operating Expense as a Percentage of Revenue

	Three months ended September 30			Nine months ended September 30
	2006	2005	change	2006	2005	change

Revenue	100.0%	100.0%	—	100.0%	100.0%	—
Operating expense(1):
Cost of goods sold	27.4%	28.6%	(1.2)pp	27.7%	28.8%	(1.1)pp
Development	9.6%	8.3%	1.3 pp	9.3%	8.7%	0.6 pp
Sales and marketing	15.9%	16.7%	(0.8)pp	16.0%	17.5%	(1.5)pp
General and administrative	16.8%	20.8%	(4.0)pp	17.4%	21.7%	(4.3)pp
Depreciation and amortization	5.2%	3.9%	1.3 pp	4.6%	3.9%	0.7 pp
Total operating expense(2)	74.9%	78.3%	(3.4)pp	74.9%	80.5%	(5.6)pp
Operating margin	25.1%	21.7%	3.4 pp	25.1%	19.5%	5.6 pp

	Three months ended September 30			Nine months ended September 30
	2006	2005	change	2006	2005	change
(1) Includes stock-based compensation expense of:
Cost of goods sold	0.4%	0.5%	(0.1)pp	0.4%	0.7%	(0.3)pp
Development	0.2%	0.2%	—	0.2%	0.3%	(0.1)pp
Sales and marketing	0.2%	0.2%	—	0.2%	0.3%	(0.1)pp
General and administrative	2.0%	2.7%	(0.7)pp	2.0%	4.0%	(2.0)pp
Total stock-based compensation expense(2)	2.8%	3.6%	(0.8)pp	2.7%	5.3%	(2.6)pp

(2)             Sum of percentages may not equal total because of rounding.

Morningstar, Inc. and Subsidiaries
Unaudited Condensed Consolidated Statements of Cash Flows

	Three months ended September 30		Nine months ended September 30
($000)	2006	2005	2006	2005
Operating activities
Net income	$13,547	$7,519	$38,151	$21,024
Adjustments to reconcile net income to net cash flows from operating activities:
Cumulative effect of accounting change	—	—	(259)	—
Depreciation and amortization	4,267	2,222	10,440	6,470
Deferred income tax expense (benefit)	(1,593)	985	(2,310)	(292)
Stock-based compensation	2,258	2,030	6,271	8,855
Equity in net income of unconsolidated entities	(1,100)	(183)	(2,405)	(1,212)
Excess tax benefits from stock option exercises	(2,312)	1,117	(8,820)	1,117
Other, net	(192)	81	624	207
Changes in operating assets and liabilities, net of effects of acquisitions	14,723	4,465	27,335	(6,284)
Cash provided by operating activities	29,598	18,236	69,027	29,885
Investing activities
Purchases of investments	(19,586)	(24,997)	(57,369)	(54,938)
Proceeds from sale of investments	4,785	15,420	65,239	55,830
Capital expenditures	(853)	(1,298)	(2,876)	(3,625)
Acquisitions, net of cash acquired	(30,496)	(35)	(116,859)	(8,192)
Other, net	(14)	—	(308)	18
Cash used for investing activities	(46,164)	(10,910)	(112,173)	(10,907)
Financing activities
Proceeds from stock option exercises	2,365	2,572	13,212	3,964
Excess tax benefits from stock option exercises	2,312	—	8,820	—
Proceeds from initial public offering, net	—	—	—	18,108
Payments of long-term debt and capital lease obligations	—	—	—	(18)
Cash provided by financing activities	4,677	2,572	22,032	22,054
Effect of exchange rate changes on cash and cash equivalents	(189)	(9)	(72)	(166)
Net increase (decrease) in cash and cash equivalents	(12,078)	9,889	(21,186)	40,866
Cash and cash equivalents — Beginning of period	83,259	66,884	92,367	35,907
Cash and cash equivalents — End of period	$71,181	$76,773	$71,181	$76,773

Reconciliation from cash provided by operating activities to free cash flow (a non-GAAP measure):

	Three months ended September 30		Nine months ended September 30
($000)	2006	2005	2006	2005
Cash provided by operating activities	$29,598	$18,236	$69,027	$29,885
Less: Capital expenditures	(853)	(1,298)	(2,876)	(3,625)
Free cash flow	$28,745	$16,938	$66,151	$26,260

Morningstar, Inc. and Subsidiaries

Unaudited Condensed Consolidated Balance Sheets

	September 30,	December 31,
($000)	2006	2005

Assets
Current assets:
Cash and cash equivalents	$71,181	$92,367
Investments	53,069	60,823
Accounts receivable, net	57,893	47,530
Deferred tax asset, net	61	—
Other	6,777	5,495
Total current assets	188,981	206,215

Property and equipment, net	16,102	17,355
Investments in unconsolidated entities	18,218	16,355
Goodwill	84,542	17,500
Intangible assets, net	77,876	7,251
Deferred tax asset, net	8,907	29,729
Other assets	2,263	1,906
Total assets	$396,889	$296,311

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable and accrued liabilities	$21,367	$13,664
Accrued compensation	29,423	26,463
Income tax payable	2,470	1,259
Deferred revenue	92,750	71,155
Deferred tax liability, net	—	833
Other	2,312	2,467
Total current liabilities	148,322	115,841

Accrued compensation	5,147	4,458
Other long-term liabilities	3,471	2,298
Total liabilities	156,940	122,597
Total shareholders’ equity	239,949	173,714
Total liabilities and shareholders’ equity	$396,889	$296,311

Morningstar, Inc. and Subsidiaries

Segment Information

	Three months ended September 30			Nine months ended September 30
($000)	2006	2005	change	2006	2005	change

Revenue
Individual	$20,389	$15,489	31.6%	$58,892	$46,625	26.3%
Advisor	24,397	18,593	31.2%	70,468	53,868	30.8%
Institutional	38,569	24,063	60.3%	103,437	69,396	49.1%
Eliminations	(1,534)	(1,218)	25.9%	(4,659)	(3,515)	32.5%
Consolidated revenue	$81,821	$56,927	43.7%	$228,138	$166,374	37.1%

Revenue—U.S.	$69,517	$49,391	40.7%	$197,879	$144,739	36.7%
Revenue—international	$12,304	$7,536	63.3%	$30,259	$21,635	39.9%

Operating income (loss)(1)
Individual	$5,509	$3,548	55.3%	$17,293	$10,523	64.3%
Advisor	7,719	4,114	87.6%	20,196	10,936	84.7%
Institutional	9,661	5,626	71.7%	25,674	13,647	88.1%
Corporate items and eliminations	(2,352)	(941)	149.9%	(5,969)	(2,737)	118.1%
Consolidated operating income	$20,537	$12,347	66.3%	$57,194	$32,369	76.7%

Operating margin(1)
Individual	27.0%	22.9%	4.1pp	29.4%	22.6%	6.8pp
Advisor	31.6%	22.1%	9.5pp	28.7%	20.3%	8.4pp
Institutional	25.0%	23.4%	1.6pp	24.8%	19.7%	5.1pp
Consolidated operating margin	25.1%	21.7%	3.4pp	25.1%	19.5%	5.6pp

(1) Includes stock-based compensation expense allocated to each segment.

Morningstar, Inc. and Subsidiaries

Supplemental Data

($000)	Q3 2006	Q3 2005	change	Full-Year 2006(3)
Revenue composition(1)
New revenue	$11,373	$10,129	12.3%	$39,720
Renewal revenue	30,594	20,152	51.8%	88,114
Walk-in revenue	28,215	26,646	5.9%	132,783
Revenue excluding acquisitions	70,182	56,927	23.3%	260,617
Acquisitions(2)	11,639	—	NMF	—
Consolidated revenue	$81,821	$56,927	43.7%	$260,617
% of revenue excluding acquisitions
New revenue	16.2%	17.8%	(1.6)pp	15.3%
Renewal revenue	43.6%	35.4%	8.2pp	33.8%
Walk-in revenue	40.2%	46.8%	(6.6)pp	50.9%
Revenue excluding acquisitions	100.0%	100.0%	—	100.0%

(1)  Morningstar separates revenue into three categories: 1) new revenue, defined as revenue from selling additional products to current customers or from selling to new customers; 2) renewal revenue, defined as revenue from renewals of subscriptions or licenses; and 3) “walk-in” revenue, defined as revenue it expects to recognize during the year from subscriptions and license agreements in place as of January 1 of each year, adjusted for cancellations, currency translations, and other routine adjustments during the year. After announcing full-year financial results and 2007 walk-in revenue, Morningstar will no longer report quarterly information on new, renewal, and walk-in revenue.

(2) Revenue from acquisitions has not been incorporated into new, renewal, or walk-in revenue.

(3) Full-year 2006 revenue is an estimate of revenue that will be recognized from business closed through the end of the third quarter. It includes net walk-in revenue plus the full-year impact, absent cancellations, of new and renewal business closed during the first nine months of 2006. This estimate does not include any revenue from new or renewal business that will be closed during the fourth quarter of 2006, nor does it include revenue from acquisitions.

	As of September 30
	2006	2005	% change
Our employees
Worldwide headcount (approximate)	1,400	1,120	25.0%
Number of U.S. stock analysts	92	86	7.0%
Number of U.S. fund analysts	28	27	3.7%

Our business
Number of Morningstar.com Premium subscriptions	161,001	141,939	13.4%
Number of registered users for Morningstar.com (U.S.)	4,794,976	4,277,614	12.1%
Number of U.S. Advisor Workstation licenses	121,179	102,606	18.1%
Number of Principia subscriptions	48,944	50,484	(3.1)%
Number of Morningstar Direct licenses	1,212	931	30.2%
Assets under management for Morningstar Managed Portfolios	$1.6bil	$1.3bil	23.1%
Assets under management for managed retirement accounts	$7.2bil	$225.9mil	NMF
Morningstar Associates	$513.7mil	$225.9mil	127.4%
Ibbotson Associates(4)	$6.7bil	—	NMF
Assets under advisement for Investment Consulting	$47.6bil	$19.4bil	145.4%
Morningstar Associates	$35.0bil	$19.4bil	80.4%
Ibbotson Associates(4)	$12.6bil	—	NMF

(4) Ibbotson Associates was acquired on March 1, 2006.

	Three months ended September 30		Nine months ended September 30
($000)	2006	2005	2006	2005
Effective income tax expense rate
Income before income taxes, equity in net income of unconsolidated entities, and cumulative effect of accounting change	$21,675	$13,193	$59,937	$34,329
Equity in net income of unconsolidated entities	1,100	183	2,405	1,212
Total	$22,775	$13,376	$62,342	$35,541
Income tax expense	$9,228	$5,857	$24,450	$14,517
Effective income tax expense rate	40.5%	43.8%	39.2%	40.8%

Morningstar, Inc. and Subsidiaries

Reconciliations of Non-GAAP Measures with the Nearest Comparable GAAP Measures

Reconciliation from consolidated revenue to revenue excluding acquisitions and foreign currency translations (organic revenue):

	Three months ended September 30			Nine months ended September 30
($000)	2006	2005	% change	2006	2005	% change

Consolidated revenue	$81,821	$56,927	43.7%	$228,138	$166,374	37.1%
Less: acquisitions	(11,639)	—	NMF	(22,815)	—	NMF
Less: impact of foreign currency	(335)	—	NMF	(358)	—	NMF
Revenue excluding acquisitions and foreign currency translations	$69,847	$56,927	22.7%	$204,965	$166,374	23.2%

Reconciliation from international revenue to international revenue excluding acquisitions and foreign currency translations:

	Three months ended September 30			Nine months ended September 30
($000)	2006	2005	% change	2006	2005	% change

International revenue	$12,304	$7,536	63.3%	$30,259	$21,635	39.9%
Less: acquisitions	(3,214)	—	NMF	(3,935)	—	NMF
Less: impact of foreign currency	(335)	—	NMF	(358)	—	NMF
International revenue excluding acquisitions and foreign currency translations	$8,755	$7,536	16.2%	$25,966	$21,635	20.0%